May 6, 2005




Mr. Martin J. Rabinowitz
President
Thackeray Corporation
350 Fifth Avenue
Suite 2723
New York, NY 10118

	RE:	Thackeray Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 24, 2005
		Form 8-K filed March 28, 2005
		File No. 1-08254

Dear Mr. Rabinowitz:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief